PUT AND CALL AGREEMENT

MEMORANDUM OF AGREEMENT made this th day of December, 2004.

AMONG:

                    NEUTRON ENTERPRISES, INC.,

a corporation existing under the laws of the State of Nevada, U.S.A. (hereinafter referred to as "Neutron"),

- and -

4234260 CANADA INC.,

a corporation existing under the laws of Canada (hereinafter referred to as "Neutron Holdings"),

- and -

4234251 CANADA INC.,

a corporation existing under the laws of Canada (hereinafter referred to as "Neutron Exchangeco''),

- and -

2024069 ONTARIO INC.,

a corporation existing under the laws of Ontario (hereinafter referred to as "2024069).

        WHEREAS in connection with an asset purchase, technology transfer and license agreement (the "Asset Purchase Agreement") made as of December , 2004 among and between Neutron Exchangeco, 2024069, Neutron Holdings and Neutron, Neutron Exchangeco will issue exchangeable shares (the "Exchangeable Shares") to 2024069;

        AND WHEREAS the parties hereto have agreed to execute a put and call agreement substantially in the form of this agreement;

        NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions'') attaching to the

Exchangeable Shares in Schedule 1 of the Articles of Incorporation of Neutron Exchangeco, unless the context requires otherwise. Notwithstanding the foregoing, the term "Exchangeable Shares" when used herein shall only refer to those Exchangeable Shares beneficially owned by 2024069 or a subsequent owner of such shares.

1.2 Interpretation Not Affected by Headings. The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article'' or "section'' followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement'', "hereof'', "herein'' and "hereunder'' and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number, Gender. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4 Date for Any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day'' means any day on which commercial banks are generally open for business in Toronto, Ontario.

1.5 Definitions.

(a)	For greater certainty, any reference made to the "holder" or "holders" of Exchangeable Shares in this Agreement shall be deemed to mean 2024069 and any subsequent owner of such Exchangeable Shares;

(b)

The word "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal person or representative, estate, group, body corporate, corporation, unincorporated association, organization, Government Entity, syndicate or other entity, whether or not having legal status:

(c)

"Government Entity" means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

ARTICLE 2

INSOLVENCY PUT RIGHT

AND AUTOMATIC EXCHANGE RIGHT OF 2024069

2.1 Definition. For the purposes of this Article, ''Insolvency Event'' shall mean the institution by Neutron Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Neutron Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Neutron Exchangeco to contest in good faith any such proceedings commenced in respect of Neutron Exchangeco within 30 days of becoming aware thereof, or the consent by Neutron Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by Neutron Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Neutron Exchangeco of its inability to pay its debts generally as they become due, or Neutron Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to paragraph III.5(g) of the Share Provisions.

2.2 Grant of the Exchange Right. Neutron Holdings hereby grants to 2024069 the right (hereinafter the ''Exchange Right''), upon the occurrence and during the continuance of an Insolvency Event, to require Neutron Holdings to purchase from it all or any part of the Exchangeable Shares it holds, all in accordance with the provisions of this Agreement. Neutron Holdings hereby acknowledges receipt from 2024069 of good and valuable consideration (and the adequacy hereof) for the grant of the Exchange Right and the Automatic Exchange Rights described in subsection 2.7 hereof by Neutron Holdings to 2024069.

2.3 Purchase Price. The purchase price payable by Neutron Holdings for each Exchangeable Share to be purchased under the Exchange Right shall be an amount per share equal to (a) the Current Market Value of a Parent Common Share determined on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by Neutron Holdings causing to be delivered to 2024069 one Parent Common Share, plus (b) to the extent not paid by Neutron Exchangeco on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by 2024069 on any dividend record date which occurred prior to the closing of the purchase and sale. The purchase price for each such Exchangeable Share so purchased may be satisfied only by Neutron Holdings delivering to 2024069 one Parent Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to subsection 2.8). Upon payment by Neutron Holdings of such purchase price, 2024069 shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Neutron Exchangeco.

2.4 Delivery of Parent Common Shares. Promptly after the receipt of the certificates representing the Exchangeable Shares which 2024069 desires Neutron Holdings to purchase under the Exchange Right, duly endorsed for transfer to Neutron Holdings, Neutron Holdings shall promptly thereafter deliver or cause to be delivered to 2024069 the number of Parent Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to subsection 2.8). Immediately upon the giving of notice by 2024069 to Neutron Holdings of the exercise of the Exchange Right, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to Neutron Holdings all of such holder's right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total purchase price therefor, unless the requisite number of Parent Common Shares is not delivered by Neutron Holdings to 2024069 within five Business Days of the date of the giving of such notice or the balance of the purchase price, if any, is not paid by Neutron Holdings on the applicable payment date therefor, in which case the rights of 2024069 shall remain unaffected until such Parent Common Shares are so delivered, and the balance of the purchase price, if any, has been paid, by Neutron Holdings.

2.5 Exercise of Exchange Right Subsequent to Retraction. In the event that 2024069 has exercised its right under subsection III.5 of the Share Provisions to require Neutron Exchangeco to redeem any or all of the Exchangeable Shares (the ''Retracted Shares'') and is notified by Neutron Exchangeco pursuant to paragraph III.5(g) of the Share Provisions that Neutron Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Neutron Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that 2024069 has not revoked the retraction request pursuant to paragraph III.5(d) of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from 2024069 to Neutron Holdings of exercise of the Exchange Right with respect to those Retracted Shares that Neutron Exchangeco is unable to redeem.

2.6 Notice of Insolvency Event. As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Neutron Exchangeco shall give written notice thereof to 2024069.

2.7 Automatic Exchange on Liquidation of Neutron

(a)	Neutron will give 2024069 written notice of each of the following events at the time set forth below:

(i)

in the event of any determination by the Board of Directors of Neutron to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Neutron or to effect any other distribution of assets of Neutron among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)

as soon as practicable following the earlier of (A) receipt by Neutron of notice of, and (B) Neutron otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Neutron or to effect any other distribution of assets of Neutron among its shareholders for the purpose of winding up its affairs, in each case where Neutron has failed to contest in good faith any such proceeding commenced in respect of Neutron within 30 days of becoming aware thereof.

Any event contemplated in (i) or (ii) above shall be referred to as a "Liquidation Event".

(b)

In order that 2024069 will be able to participate on a pro rata basis with the holders of Parent Common Shares in the distribution of assets of Neutron in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the ''Liquidation Event Effective Date'') of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Parent Common Shares ("Automatic Exchange Right"). To effect such automatic exchange, Neutron Holdings shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by 2024069, and 2024069 shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Value of a Parent Common Share determined on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Neutron Holdings delivering to 2024069 one Parent Common Share, and (b) to the extent not paid by Neutron Exchangeco, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange.

(c)

On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Common Shares shall be deemed to have occurred, and 2024069 shall be deemed to have transferred to Neutron Holdings all of the its right, title and interest in and to 2024069's Exchangeable Shares, any right of 2024069 to receive declared and unpaid dividends from Neutron Exchangeco shall be deemed to be satisfied and discharged and 2024069 shall cease to be a holder of such Exchangeable Shares and Neutron Holdings shall deliver to 2024069 the Parent Common Shares issuable upon the automatic exchange of Exchangeable Shares for Parent Common Shares and on the applicable payment date shall deliver to 2024069 a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to subsection 2.8. Concurrently with 2024069 ceasing to be a holder of Exchangeable Shares, 2024069 shall be considered and deemed for all purposes to be the holder of the Parent Common Shares delivered pursuant to the automatic exchange of Exchangeable Shares for Parent Common Shares and the certificates held by 2024069 previously representing the Exchangeable Shares exchanged by 2024069 with Neutron Holdings pursuant to such automatic exchange shall thereafter be deemed to represent Parent Common Shares delivered to 2024069 by Neutron Holdings pursuant to such automatic exchange. Upon the request of 2024069 and the surrender of Exchangeable Share certificates duly endorsed in blank and accompanied by such instruments of transfer as Neutron Holdings may reasonably require, Neutron Holdings shall deliver or cause to be delivered to 2024069 certificates representing Parent Common Shares of which 2024069 is the holder.

2.8 Withholding Rights. Neutron, Neutron Holdings and Neutron Exchangeco shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Parent Common Shares such amounts as Neutron, Neutron Holdings or Neutron Exchangeco is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Neutron, Neutron Holdings and Neutron Exchangeco are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Neutron, Neutron Holdings or Neutron Exchangeco, as the case may be, to enable it to comply with such deduction or withholding requirement and Neutron, Neutron Holdings and Neutron Exchangeco, as the context dictates, shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 3
CERTAIN RIGHTS OF NEUTRON HOLDINGS TO ACQUIRE
EXCHANGEABLE SHARES

3.1 Neutron or Neutron Holdings Liquidation Call Right

(a)

Neutron or Neutron Holdings (the "Purchaser") shall have the overriding right (the ''Liquidation Call Right''), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Neutron Exchangeco pursuant to subsection III.2 of the Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Neutron) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Purchaser of an amount per share (the ''Liquidation Call Purchase Price'') equal to the Current Market Value of a Parent Common Share determined on the trading date prior to the Liquidation Date, which shall be satisfied in full by the Purchaser causing to be delivered to such holder one Parent Common Share, plus a cheque or cheques in an amount equivalent to the full amount of all declared and unpaid dividends comprising part of the total Liquidation Call Purchase Price. In the event of the exercise of the Liquidation Call Right by the Purchaser, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to the Purchaser on the Liquidation Date on payment by the Purchaser to the holder of the Liquidation Call Purchase Price for each such share, and Neutron Exchangeco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by the Purchaser.

(b)

To exercise the Liquidation Call Right, the Purchaser must notify the holders of Exchangeable Shares of its intention to exercise such right within two business days of receiving notice of the liquidation, dissolution or winding up in accordance with paragraph III 2(a) of the Share Provisions. If the Purchaser exercises the Liquidation Call Right, then on the Liquidation Date, the Purchaser will purchase and 2024069 shall sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)

For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, the Purchaser shall deposit with the secretary of Neutron Exchangeco on or before the Liquidation Date, certificates representing the aggregate number of Parent Common Shares deliverable by the Purchaser and a cheque or cheques payable in United States dollars at par at any branch of the bankers of the Purchaser representing the aggregate amount of all dividends declared and unpaid on the Exchangeable Shares to be purchased, if any, less any amounts withheld pursuant to subsection 2.8 hereof. Provided that the Purchaser has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by the Purchaser upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Common Shares to which it is entitled. Upon surrender of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the governing corporate statute and the by-laws of Neutron Exchangeco the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, certificates representing the Parent Common Shares to which the holder is entitled and a cheque payable in United States dollars at par at any branch of the bankers of the Purchaser in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to subsection 2.8 hereof. If the Purchaser does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Neutron Exchangeco in connection with the liquidation, dissolution or winding-up of Neutron Exchangeco pursuant to subsection III.2 of the Share Provisions.

3.2 Neutron Holdings Redemption Call Right. In addition to the Purchaser's rights contained in the Share Provisions, including, without limitation, the Retraction Call Right (as defined in the Share Provisions), the Purchaser shall have the following rights in respect of the Exchangeable Shares:

(a)

Purchaser shall have the overriding right (the ''Redemption Call Right''), notwithstanding the proposed redemption of the Exchangeable Shares by Neutron Exchangeco pursuant to subsection III.6 of the Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Neutron) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Purchaser to each holder of an amount per Exchangeable Share (the ''Redemption Purchase Price'') equal to the Redemption Price per share which shall be satisfied in full by the Purchaser causing to be delivered to such holder one Parent Common Share and a cheque in the amount of the remaining Redemption Price, if any. In the event of the exercise of the Redemption Call Right by the Purchaser, 2024069 shall be obligated to sell all the Exchangeable Shares held by the holder to the Purchaser on the Redemption Date on payment by the Purchaser to 2024069 of the Redemption Purchase Price for each such share, and Neutron Exchangeco shall have no obligation to redeem, or to pay any other amount in respect of, such shares so purchased by the Purchaser.

(b)

To exercise the Redemption Call Right, the Purchaser must notify Neutron Exchangeco of its intent to exercise its Redemption Call Right within two business days of notification to the Parent by Neutron Exchangeco of the decision of the Board of Directors of Neutron Exchangeco to establish a Redemption Date. Thereafter, Neutron Exchangeco will notify the holders of Exchangeable Shares of the Purchaser's intention to exercise the Redemption Call Right in accordance with the terms of subsection 6 of the Share Provisions. If the Purchaser exercises the Redemption Call Right, on the Redemption Date, the Purchaser will purchase and 2024069 shall sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Purchase Price.

(c)

For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, the Purchaser shall deposit, in accordance with the Share Provisions, on or before the Redemption Date, certificates representing the aggregate number of Parent Common Shares deliverable by the Purchaser and a cheque or cheques payable in United States dollars at par at any branch of the bankers of the Purchaser representing the aggregate amount of all dividends declared and unpaid on the Exchangeable Shares to be purchased, if any, less any amounts withheld pursuant to subsection 2.8 hereof. Provided that the Purchaser has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Purchase Price payable by the Purchaser upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Parent Common Shares to which it is entitled. Upon surrender of certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the governing corporate statute and the by-laws of Neutron Exchangeco, the holder of such surrendered certificates shall be entitled to receive in exchange therefor, and the Purchaser shall deliver to such holder, the Redemption Purchase Price less any taxes to be withheld pursuant to subsection 28. If the Purchaser does not exercise the Redemption Call Right in the manner described above, on the Redemption Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Neutron Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to Section III.6 of the Exchangeable Share Provisions.

ARTICLE 4
SUCCESSORS

4.1 Certain Requirements in Respect of Combination, Etc. As long as any Exchangeable Shares not owned by Neutron or its affiliates are outstanding, neither Neutron nor Neutron Holdings shall consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets or Parent Common Shares would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)

such other Person or continuing corporation (the "Neutron Successor'') by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, before or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Neutron Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Neutron Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Neutron under this Agreement;

(b)

in the event that Parent Common Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)

such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

4.2 Vesting of Powers in Successor. Whenever the conditions of subsection 4.1 have been duly observed and performed, the parties, if required by subsection 4.1, shall execute and deliver the supplemental agreement provided for in paragraph 4.1(a) and thereupon the Neutron Successor shall possess and from time to time may exercise each and every right and power of Neutron or Neutron Holdings under this Agreement in the name of Neutron, Neutron Holdings or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Neutron or Neutron Holdings or any officers of Neutron or Neutron Holdings may be done and performed with like force and effect by the directors or officers of such Neutron Successor.

4.3 Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Neutron (other than Neutron Exchangeco or Neutron Holdings) with or into Neutron, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Neutron (other than Neutron Exchangeco or Neutron Holdings) if all of the assets of such subsidiary are transferred to Neutron or another wholly-owned direct or indirect subsidiary of Neutron, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Neutron (other than Neutron Exchangeco or Neutron Holdings) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 4.

4.4 2024069 shall not sell, transfer, assign, convey or otherwise encumber any Exchangeable Share without the consent of Neutron, which consent shall not be unreasonably withheld. Any transfer, sale, assignment or encumbrance receiving the consent of Neutron shall be subject to the conditions that the subsequent holder agrees to be bound by the provisions of this Agreement.

4.5 The certificates representing the Exchangeable Shares shall have inscribed thereon the following words or words having a similar intent or import, namely:

"The ownership of the shares is subject to the terms of a Put and Call

Agreement, Support Agreement and Voting Trust Agreement dated the

_____ day of December, 2004."

ARTICLE 5
GENERAL

5.1 Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Neutron and any of its affiliates.

5.2 Changes in Capital of Neutron and Neutron Exchangeco. At all times after the occurrence of any event contemplated under subsections 2.7 and 2.8 of the Support Agreement entered into as of between Neutron, Neutron Holdings and Neutron Exchangeco, as a result of which either Parent Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing evidencing such necessary amendments and modifications.

5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4 Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

5.5 Notices to Parties. All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

        Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

5.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.7 Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

5.8 Language. -The parties acknowledge that they have required and consented that this agreement and all related documents be prepared in English; les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEUTRON ENTERPRISES, INC.

By:
Name:

4234260 CANADA INC.

By:
Name:

4234251 CANADA INC.

By:
Name:

2024069 ONTARIO INC.

By:
Name: